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                                                                  Exhibit 10.123
                      [Russ Berrie and Company Letterhead]



                                                  March 31, 1999



Mr. Jeffery Schaum
727 Steeplechase Road
Landisville, PA 17538

Dear Jeff:

This letter will confirm our agreement regarding your employment by RUSS Berrie and Company, Inc as Chief Operating Officer. First, may I say that I am very pleased that we were able to get together and I look forward to having you join the Company on April 19th.

I am enclosing a full description for the position of Chief Operating Officer.

Let me review with you the compensation package and other details of your employment.

     Salary         -    $210,000 per year

     Bonus          -    You will be eligible for the Executive Incentive Plan
                    for the year 1999 (generally paid in February of the following year). This bonus will be pro-rated based on your start date in 1999.

                    The Executive Incentive Plan pays 50% of your salary in the third year of your employment. In year one you would receive 1/3 (pro-rated) of 50% of your salary. In year two you would receive 2/3 of 50% of your salary. In year three you would receive a full bonus of 50% of your salary.
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                                  [RUSS LOGO]

             This plan is predicated on the operating profits that are made by the U.S. division of the Company. The threshold would be an operating profit of $9 million. Any number above that a pool is then created taking 5% of the operating profit. That pool is then shared by all bonus plans.

             As an example, for the year 1998 our operating profit was roughly $40 million. After subtracting $9 million and taking 5% and $31 million the pool would therefore be a little bit better than $1.5 million. We paid out in bonuses approximately $1,100,000. So, as you can see we easily made these payments. In fact, over the twenty-two years that we've been paying these bonuses only one year we did not reach our minimum and one year paid approximately 75% of the bonus.

             The first three months of 1999 our operating profits are running considerably ahead of 1998.

             We also have an additional bonus if the Company exceeds our budgeted operating profit by 10% or more. There's a sliding scale running 2% to 10% of salary depending on how much we exceed 10% of the budget.

Automobile - You will receive an allowance of $28,500 paid toward a car for a three-year period. This payment would be given to you in cash when you join the Company and if you would like you can use your own car or can apply this towards a new automobile.

             In three years you will follow our normal Company car program. This policy provides a Company car to you a total cost of $30,000. If you decide to purchase a car in
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                                  [RUSS LOGO]

                    excess of $30,000 you may do so at your own cost. After three years you would receive back a pro-rated portion of that amount based upon the cars value.

Vacation          - Three weeks paid.

Relocation        - $27,500 plus the cost of moving household goods.

Options           - 40% of your base salary will be given to you at the
                    beginning of each year. These options can be exercised over a ten year period but there are certain restrictions that apply.

                    You must have 18 months of service prior to January 1st. However, this can be waived by the Chairman and in your case would be.

                    The number of Options that may be exercised in any plan year is limited to the most recent grant plus one-third of the remaining Options, which are exercisable.

Stock Grants      - 2,000 shares of RUSS Berrie and Company, Inc. stock will be granted to you on a one-time basis after completion of one year of service with the Company.

                    This grant cannot be exercised until the following year.

Severance         - If the Company is sold or merged and you are terminated
                    because of this you will be given a one year severance less any other compensation that the buyer may offer you.

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                                  [RUSS LOGO]


                    If you are terminated without cause within one year of employment with the Company the Company will pay you six months severance. You will also be allowed to exercise any options you may have within thirty days.

Non Compete      -- The only restriction as far as Non Compete is that you agree not to join a company that primarily is plush (stuffed animal) within six months from the date you leave the Company.

Employee Savings
Plan (401K)      -- Our 401K has a one year eligibility Requirement. You will be eligible to Participate in the 401K plan effective April 19, 2000.

The above is salient points about our agreement. There may be certain Company policies listed in the Employee Handbook that I gave you that are not covered in my letter, but are covered in the Handbook.

If you have any questions please contact me.

                                                Sincerely,

                                                /s/ Russ Berrie

                                                Russ Berrie

Cc:  Marvin Lord